Exhibit 11.



Norwest Corporation and Subsidiaries
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)

In thousands, except per common share amounts            Quarter Ended
                                                             March 31,
                                                         1995        1994
PRIMARY:
 Weighted average number of common shares
  outstanding .....................................    312,739     310,908
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price ....................................      1,795       2,258
                                                       314,534     313,166

Net income ........................................   $216,823     190,542
 Less dividends accrued on preferred stock ........     10,511       7,161
 Net income, as adjusted ..........................   $206,312     183,381

 Net income per common share ......................   $   0.66        0.59

FULLY DILUTED:
 Weighted average number of common shares
  outstanding .....................................    312,739     310,908
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price or period-end market price,
  whichever is higher .............................      1,875       2,252
 Assumed conversion of 6 3/4% convertible
  subordinated debentures due 2003 ................         31          48
 Assumed conversion of Cumulative Convertible
  Preferred Stock .................................     12,621      12,627
                                                       327,266     325,835

Net income ........................................   $216,823     190,542
 Less dividends accrued on preferred stock ........      6,508       3,158
 Add 6 3/4% convertible subordinated debentures
  interest and amortization of debt expense,
  net of income tax effect ........................          2           3
 Net income, as adjusted ..........................   $210,317     187,387

 Net income per common share.......................   $   0.65        0.58


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